FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO	Pressure BioSciences, Inc.
R. Wayne Fritzsche, Chairman	(508) 230-1828 (T)
Joseph L. Damasio, Jr., Controller

Pressure BioSciences, Inc. Announces Record Revenue,

Significant Increase in Consumable Sales for the Second Quarter 2010

South Easton, MA, August 17, 2010 -- Pressure BioSciences, Inc. (NASDAQ: PBIO) (“PBI” or the “Company”) today announced strong financial results for the three and six month periods ended June 30 2010, and provided a brief business update.

Total revenue for the second quarter of 2010 was $402,104 compared to $270,381 for the comparable period in 2009, a 49% increase.  Revenue from the sale of PCT products and services was $283,382 for the three months ended June 30, 2010 compared to $159,202 for the same period in 2009, a 78% increase.  During each of Q2 2010 and 2009, the Company completed the installation of 12 Pressure Cycling Technology (PCT) Sample Preparation Systems (PCT Systems).  Eight PCT Systems installed during Q2 2010 were purchased and four were leased, as compared to six purchases and six leases during Q2 2009. All 12 installations in Q2 2010 were domestic placements, compared to nine domestic and three international installations in Q2 2009.  Sales of PCT-based consumables generated revenue of approximately $33,000 for the three months ended June 30, 2010 compared to approximately $15,000 for the same period in 2009, an increase of approximately 120%.

Operating loss for Q2 2010 was $797,667 compared to $815,333 for the same period in 2009.  After the exclusion of non-cash charges, operating cash burn for the second quarter of 2010 was approximately $693,000, compared to approximately $663,000 for the second quarter of 2009, an increase of about 5%.

Total revenue for the six months ended June 30, 2010 was $692,917 compared to $577,143 for the same period in 2009, a 20% increase.  Revenue from the sale of PCT products and services was $472,532 for the six months ended June 30, 2010 compared to $381,344 for the same period in 2009, a 24% increase.  During each of the first six months of 2010 and 2009, the Company installed 22 PCT Systems.  Twelve of the PCT Systems installed during the first six months of 2010 were purchased and 10 were leased, as compared to 13 purchases and nine leases during the same period in 2009. All of the installations during the first six months of 2010 were domestic compared to 16 domestic and six international installations for the same period in 2009.  Sales of PCT-based consumables generated revenue of $59,327 for the six months ended June 30, 2010 compared to $41,040 for the same period in 2009, a 45% increase.

Operating loss for the six months ended June 30, 2010 was $1,709,098 compared to $1,665,244 for the same period in 2009. After the exclusion of non-cash charges, operating cash burn for the six months ended June 30, 2010 was approximately $1,445,000, compared to approximately $1,318,000 for the same period in 2009, an increase of about 10%.

Loss per common share – basic and diluted – was $0.35 for the second quarter of 2010 compared to $0.39 for the second quarter of 2009.  Loss per common share – basic and diluted – was $0.80 for the six months ended June 30, 2010 compared to $0.71 for the same six month period of 2009.  The loss per common share for the six months ended June 30, 2009 included an income tax refund of $623,262.

Joseph L. Damasio, Jr., Corporate Controller, commented: “We continue to run the Company with an eye towards frugality, all the while doing our best not to put undue pressure on operating activities. To that end, we have been successful in controlling our operating cash burn.  Operating cash usages for the three and six month periods ended June 30, 2010 were approximately 5% and 10% higher than for the same periods in 2009, respectively. This increase was due primarily to additional patent related expenses incurred in the protection of our PCT platform, investor relations costs, and marketing and sales activities – especially the recent Harvard Medical School Symposium on Ultra-high Pressure.”

Richard T. Schumacher, President and CEO of Pressure BioSciences, Inc. said: “We reported a number of significant achievements during the second quarter of 2010, and during the weeks since, most notably:

•	We added two distinguished members to our Board of Directors (Mr. Alan Goldberg and Mr. Greg Freitag) who together offer many years of experience helping small public companies grow.

•	Exercise of the February 2009 Series A Warrants, netting over $1.2 million to PBI in Q2 2010

•
A symposium on May 21st at Harvard Medical School on the Applications of Ultra-high Pressure in Biotechnology.  The Symposium, co-hosted by several Harvard groups, included presentations on the advantages of PCT by 14 scientists from prestigious laboratories in North America.

•	A highlight of PCT in the August issues of two leading biotechnology publications with worldwide readership and importance.”

Mr. Schumacher continued: “Our record revenue in the second quarter came from the hard, diligent work of the entire PBI staff, and from a concerted effort to increase consumable usage from existing customers.  We also focused on improving the ratio of instrument sales verses leases because we believed that increasing this ratio would improve both cash flows and margins, and it did.  Consequently, we will continue to work towards further improvements in this ratio in the future.”

Mr. Schumacher concluded: “Our goal is to gain market acceptance of our powerful PCT platform by driving the installed base of instrument users, especially among prestigious, well-known scientists who are known to publish and present their research results often. We believe the more that our powerful PCT –based platform is discussed in scientific circles, the faster we will reach our goal of market acceptance.  To that end, there have been more publications and presentations on our PCT-based platform during the first six months of 2010 than there were in almost all of 2009.  We believe this increase in scientific outreach, plus the record revenue of Q2 2010, is an indication that we are beginning to attain market acceptance. We therefore expect to continue this focused strategy into the future.”

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a NASDAQ Capital Markets listed publicly traded company focused on the development and sale of instrumentation and consumables based on a novel, enabling technology called Pressure Cycling Technology (PCT).  PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions.  PBI currently holds 14 US and 10 foreign patents covering multiple applications of PCT in the life sciences field, including genomic and proteomic sample preparation, pathogen inactivation, the control of chemical reactions, immunodiagnostics, and protein purification.  PBI currently focuses its efforts on the development and sale of PCT-enhanced enzymatic digestion products designed specifically for the mass spectrometry marketplace, as well as sample preparation products for biomarker discovery, soil and plant biology, forensics, histology, and counter-bioterror applications.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements that 2010 revenue and installations may exceed those reported in 2009; that we will achieve market acceptance of PCT; that presentations and publications of data generated with the PCT Systems will lead to greater market acceptance; that improving the ratio of instruments sales to leases will improve cash flows and margins; and the anticipated advantages and benefits of the Company’s products and technology as presented at the Harvard Symposium; and that scientific publications and  presentations will help the Company grow towards profitability in the future. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: the Company's financial results for the quarter and six months ended June 30, 2010 may not necessarily be indicative of future results as future revenues may not meet expectations due to the possible failure of the Company's products to achieve commercial acceptance, changes in customer’s needs and technological innovations, and expenses that may be higher than anticipated due to unforeseen costs or cost increases; the risk that the Company may be unable to improve total revenue and PCT products and services revenue, the number of PCT Systems installations, and its operating loss because potential customers may not believe that the PCT System will provide any significant advantages over other sample preparation systems and due to unexpected costs or increases in costs and therefore the Company will need additional capital sooner than anticipated; possible difficulties or delays in the implementation of the Company's strategies that may adversely affect the Company's continued commercialization of PCT; changes in customer’s needs and technological innovations; that other scientists may not be able to corroborate the data generated by third party labs that have been previously reported at the Harvard Symposium on May 21 or that are otherwise published or presented publicly; and the Company’s sales force may not be successful in selling the Company’s PCT product line because scientists may not perceive the advantages of PCT over other sample preparation methods.  Further, the Company expects that it will need additional capital to fund its continuing operations beyond the first quarter of 2011.  Additional risks and uncertainties that could cause actual results to differ materially from those indicated by these forward-looking statements are discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

Visit us at our website http://www.pressurebiosciences.com

Consolidated Statements of Operations
(Unaudited)	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
REVENUE:
PCT Products, services, other	$283,382	$159,202	$472,532	$381,344
Grant revenue	118,722	111,179	220,385	195,799
Total revenue	402,104	270,381	692,917	577,143

COSTS AND EXPENSES:
Cost of PCT products and services	126,972	90,820	214,075	231,063
Research and development	304,143	315,046	598,284	622,270
Selling and marketing	294,275	252,464	576,853	530,880
General and administrative	474,381	427,384	1,012,803	858,174
Total operating costs and expenses	1,199,771	1,085,714	2,402,015	2,242,387

Operating loss	(797,667)	(815,333)	(1,709,098)	(1,665,244)

Interest income	1,016	1,284	1,122	3,687

Loss before income taxes	(796,651)	(814,049)	(1,707,976)	(1,661,557)
Income tax refund	-	-	-	623,262
Net loss	(796,651)	(814,049)	(1,707,976)	(1,038,295)
Accrued and deemed dividends on convertible preferred stock	(127,839)	(33,880)	(384,363)	(523,683)
Net loss applicable to common shareholders	$(924,490)	$(847,929)	$(2,092,339)	$(1,561,978)

Net loss per share attributable to common stockholders - basic and diluted	$(0.35)	$(0.39)	$(0.80)	$(0.71)
Weighted average common stock shares outstanding used in the basic
and diluted net loss per share calculation	2,621,291	2,195,283	2,615,557	2,195,283

Consolidated Balance Sheets
(Unaudited)	June 30,	December 31,
ASSETS	2010	2009
CURRENT ASSETS
Cash and cash equivalents	$1,677,354	$1,609,778
Restricted cash	20,012	20,012
Short-term investments	248,000	-
Accounts receivable, net of allowances of $26,820 at June 30, 2010
and $8,400 at December 31, 2009	274,909	203,211
Inventories	830,233	638,350
Deposits	189,250	182,010
Prepaid income taxes	1,442	3,176
Prepaid expenses and other current assets	71,271	86,563
Total current assets	3,312,471	2,743,100
PROPERTY AND EQUIPMENT, NET	222,425	249,465

OTHER ASSETS
Intangible assets, net	206,710	231,026
TOTAL ASSETS	$3,741,606	$3,223,591

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$355,565	$148,087
Accrued employee compensation	131,433	105,824
Accrued professional fees and other	176,331	271,926
Deferred revenue	19,649	8,058
Total current liabilities	682,978	533,895
LONG TERM LIABILITIES
Deferred revenue	11,510	1,609
TOTAL LIABILITIES	694,488	535,504
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Series A convertible preferred stock, $.01 par value; 313,960 designated shares;
266,492 shares issued and outstanding on June 30, 2010 and 152,213 shares on
December 31, 2009 (Liquidation value of $3,064,658)	2,665	1,523
Series B convertible preferred stock, $.01 par value; 279,256 designated shares;
88,711 shares issued and outstanding on June 30, 2010 and 62,039 shares on
December 31, 2009 (Liquidation value of $1,667,767)	887	620
Common stock, $.01 par value; 20,000,000 shares authorized; 2,621,824 shares issued and outstanding on June 30, 2010 and 2,328,426 shares issued and
outstanding on December 31, 2009	26,218	23,284
Warrants to acquire preferred stock and common stock	1,132,675	1,352,165
Additional paid-in capital	11,911,626	9,297,115
Accumulated deficit	(10,026,953)	(7,986,620)
Total stockholders' equity	3,047,118	2,688,087
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,741,606	$3,223,591